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                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                    IgX CORP.

         IgX Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

         FIRST: The Board of Directors of the Corporation adopted the following resolution by unanimous written consent:

         RESOLVED, that Article IV, Section 2(a) of the Amended and Restated Certificate of Incorporation be and hereby is amended to read in its entirety as follows:

              "(a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) the sum of $1.2276 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) the sum of $6.4121 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive."

         SECOND: Such amendment was consented to and authorized by the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote on such amendment by unanimous written consent in accordance with the applicable provisions of Section 228 of the Delaware General Corporation Law.

         THIRD: Such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by Albert J. Henry, its Chairman, and attested by Kenneth
D. Polin, its Secretary, this 6th day of January, 1998.

                                            IgX CORP.,
                                            a Delaware corporation


                                            By/s/ Albert J. Henry
                                            ----------------------------------
                                            Albert J. Henry, Chairman

ATTEST:

By: /s/ Kenneth D. Polin
    ---------------------------------
         Kenneth D. Polin, Secretary